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EXHIBIT 99.1
                                NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

CONTACT: EasyLink Services Corporation
Michael Doyle, 800-828-7115
MDoyle@EasyLink.Com

            EASYLINK APPLIES TO TRANSFER TO THE NASDAQ CAPITAL MARKET

PISCATAWAY, N.J. -- February 7, 2006. EasyLink Services Corporation (NASDAQ:
EASY), a leading global provider of outsourced business process automation services that transform manual and paper-based business processes into efficient electronic ones, announced today that it has submitted an application to transfer the listing of its common stock from the NASDAQ National Market to the NASDAQ Capital Market.

Following approval of EasyLink's transfer application, EasyLink will continue to trade under the symbol "EASY." EasyLink expects a decision on its application within the next two weeks. EasyLink believes that it currently meets the requirements for initial and continued listing on the NASDAQ Capital Market, with the exception of the $1.00 minimum closing bid price requirement.

As a result of transferring to the NASDAQ Capital Market, EasyLink would have an additional 180 day grace period through August 19, 2006 to comply with the $1.00 minimum closing bid price requirement on the Nasdaq Capital Market. The Company may regain compliance with the minimum bid price rule if, at any time before August 19, 2006, the bid price of its common stock closes at $1.00 per share or more for a minimum of ten consecutive trading days. The NASDAQ staff may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days (but generally no more than 20 consecutive business days) before determining that the Company has demonstrated the ability to maintain long-term compliance.


About EasyLink Services Corporation

EasyLink Services Corporation (NASDAQ: EASY), headquartered in Piscataway, New Jersey, is a leading global provider of outsourced business process automation services that enable medium and large enterprises, including 60 of the Fortune 100, to improve productivity and competitiveness by transforming manual and paper-based business processes into efficient electronic business processes. EasyLink is integral to the movement of information, money, materials, products, and people in the global economy, dramatically improving the flow of data and documents for mission-critical business processes such as client communications via invoices, statements and confirmations, insurance claims, purchasing, shipping and payments. Driven by the discipline of Six Sigma Quality, EasyLink helps companies become more competitive by providing the most secure, efficient, reliable, and flexible means of conducting business electronically. For more information, please visit www.EasyLink.com.
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This news release may contain statements of a forward-looking nature relating to future events or financial results of EasyLink Services Corporation. Investors are cautioned that such statements are only predictions and actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements. These include: the need to raise additional capital; the ability to service our remaining indebtedness; the ability to continue as a going concern being dependent upon the ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing or refinancing as may be required, and to achieve and maintain profitable operations; significant leverage; the ability to attract additional customers or to expand services sold to existing customers; the ability to successfully implement our business strategy; significant competition; the risks inherent in integrating the EasyLink business; and the risk of being delisted from NASDAQ, including the risk that the Company's application to transfer its listing to the NASDAQ
Capital Market may not be approved and, in that event, that the Company may be unable to regain compliance with the $1 minimum bid price requirement by February 21, 2006 or, if the Company's application is approved, that the Company may be unable to regain compliance with the $1 minimum bid price requirement on the Capital Market by the expiration of the additional 180 day grace period which is August 19 , 2006 or may be unable to maintain compliance with all of the other continued listing requirements of the Capital Market. These and other risks and uncertainties are described in more detail in the Company's filings with the Securities and Exchange Commission.